Exhibit 99.3

Canaccord Genuity LLC 535 Madison Avenue New York, NY USA 10022

T1: 1.212.389.8000
cgf.com

Consent of Canaccord Genuity LLC

Board of Directors

Obalon Therapeutics, Inc.

5421 Avenida Encinas, Suite F

Carlsbad, California 92008

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 18, 2021, to the Board of Directors of Obalon Therapeutics, Inc. (“Obalon”) as Annex C to, and reference thereto under the headings “Summary—The Merger— Opinion of Obalon’s Financial Advisor—Canaccord Genuity LLC”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “The Merger—Obalon’s Reasons for the Merger; Recommendation of the Obalon Board” and “The Merger—Opinion of Obalon’s Financial Advisor—Canaccord Genuity LLC” in, the joint proxy statement/prospectus of Obalon and ReShape Lifesciences, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Obalon (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Canaccord Genuity LLC
CANACCORD GENUITY LLC

April 9, 2021

Member FINRA/SIPC